CERIDIAN

Exhibit 99.2

Q1 2021

Stockholder letter

Intelligence at work

CERIDIAN Exhibit 99.2 Q1 2021 Stockholder letter C Intelligence at work

David Ossip
Chairman and CEO

From the CEO

Dear Fellow Stockholders,

I hope you and your families continue to be safe and well. My thoughts are with those impacted by the current wave of this pandemic. Thankfully, with the arrival and progress of COVID-19 vaccines, we all have cause for optimism.

We had strong financial performance in the first quarter that was meaningfully above guidance across all metrics:

•	Dayforce recurring revenue, excluding float revenue, grew by 21%; and,
•	First quarter sales were significantly above 2019 and 2020.

We expect sales momentum to continue, reflecting a strong sales pipeline and pent-up demand.

We are excited to say that we expect total revenue in 2021 to exceed $1 billion -- a significant milestone for Ceridian.

Looking forward to the rest of the year:

•	In the second quarter of 2021, we expect Dayforce recurring revenue, excluding float revenue, to grow 28% to 29%; and,
•	For the second half of 2021, we expect Dayforce recurring revenue growth, excluding float revenue, to be above 29% compared to the second half of 2020.

As we discussed over the course of the last year, the global pandemic is causing organizations to significantly accelerate investments in digital transformation. They are rethinking all aspects of their businesses to prepare for a more fluid, borderless, and data-driven world. And that’s where Ceridian comes in.

Increasingly, we see our customers using Dayforce as the foundation to prepare for the shift from working at home to newly designed hybrid and flexible models of work, incorporating both virtual and in-office experiences. With Dayforce Hub at the center, we help organizations, operating across jurisdictions, and their employees tackle the challenges and seize the opportunities of tomorrow’s world of work today.

Whether it’s our customers and their employees, our own colleagues, or the broader community, we believe in making work life better for all. Those are not just words. They are our promise to our stakeholders, and they are the cornerstone of our sustainable growth agenda.

During the first quarter, we published our first Environmental, Social, and Governance (ESG) report. The report highlights Our Way, the values that underpin who we are and what we stand for as an organization: Customer Focus; Shared Ambition; Agility; Transparency; Optimism; and Equity. These values are lived through the daily behaviors of our colleagues.

I have had numerous conversations with senior executives of our customers. A common theme and priority for all organizations is how to maintain and to strengthen culture and values in a remote work environment. To this end, I have shared how we use:

•	Dayforce Hub to communicate, engage, and educate our employees;
•	Dayforce Engagement to measure and validate engagement levels;
•	The Diversity, Equity, and Inclusion Dashboard to track and report our ESG activities; and,
•	Dayforce Wallet to improve the financial well-being of our colleagues.

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Our sustainable growth agenda continues to be anchored in our five strategic levers:

•	Acquiring new customers in the markets where we have seen success to date;
•	Extending the Dayforce platform, thereby allowing us to deliver more value to our current and prospective customers;
•	Expanding within the Enterprise segment;
•	Accelerating our global expansion both by serving local customers in new geographies, and by extending our scope to service global multinational customers; and finally,
•	Driving incremental value for our customers by innovating in adjacent markets around our core HCM suite, such as Dayforce Wallet.

To further our product innovation, we recently announced the acquisition of Ideal, a market leader in talent intelligence, bringing deep machine AI-focused capabilities into the Dayforce platform to deliver candidate grading and data-driven insights on diversity, equity, and inclusion.

We continue taking steps to accelerate our global expansion, and during the first quarter, we announced and closed the acquisition of Australia-based Ascender, a leading HR and payroll solutions provider in the Asia Pacific Japan (APJ) region. Ascender provides more than 1,200 global brands with leading HR and payroll capabilities.

The acquisition builds on strategic investments we’ve made in the APJ region, including Singapore-based Excelity and Australia-based RITEQ. Ceridian now serves a combined 1,500 customers and 2.5 million employees across 30 countries in the APJ region.

With the most comprehensive human capital management (HCM) and payroll solution in that region, we will deliver additional value to Ascender’s customers through the full-suite HCM capabilities in Dayforce. We plan to begin selling Dayforce into the Ascender customer base in Australia and New Zealand in the second half of this year. The migration process is expected to occur over a four to five-year period. We believe there is a significant

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upsell opportunity from the sale of workforce management and full-suite HCM. In addition, Ascender has cloud-based products for Asia and Japan, which we will continue to maintain and sell under the Dayforce brand. We believe the Ascender products give us greater global reach to provide prospective customers with a global HCM suite that is supported 24/7 across the globe.

We also continue to bolster our global leadership team, and we are very pleased Rocky Subramanian joined us as Chief Revenue Officer (CRO) in April. He comes to us from SAP, where he held the role of Managing Director and was responsible for the U.S. Midwest region, the largest market unit in the operating portfolio. His responsibilities included profitability, strategic direction, and customer activities. At Ceridian, he is responsible for accelerating global revenues, including global sales and the sales ecosystem. With Rocky’s leadership and experience, we will capitalize on our tremendous momentum in the market as we help our customers meet the demands of a digital first world.

Full year 2021 revenue expected to exceed $1 billion, with Dayforce recurring revenue, excluding float, expected to grow 28-29% in the second quarter of 2021, and expected to be above 29% growth in the second half of 2021

In summary, we are executing against our global growth agenda, and as we continue into the year ahead, we believe we are extremely well-positioned to capture share, extend our market leadership, and drive long-term profitable growth.

Financial highlights

As I mentioned, we are pleased with our strong financial and operating performance in the first he

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quarter. Our first quarter financial results were meaningfully above our guidance across all metrics.

Despite the pandemic, we maintained very strong topline growth driven by Dayforce recurring revenue, which grew by 21% excluding float revenue.

Cloud recurring gross margin was 72.2%, and excluding float revenue expanded by 120 basis points, despite an approximate $7.5M headwind from lower employment levels due to the pandemic at Dayforce and Powerpay customers.

From a profitability standpoint, Adjusted EBITDA of $44.5 million, or 19.0% of revenue, exceeded our expectations driven by solid revenue performance and prudent management of costs.

Our first quarter results included $6.7 million of Ascender revenue, of which $1.8 million was recognized in Dayforce recurring revenue, $0.3 million was recognized in Dayforce professional services and other revenue, and $4.6 million was recognized in Bureau revenue. Adjusted EBITDA included $0.4 million from Ascender.

Customer highlights

Together with our partner ecosystem, we continue to take customers live quickly, predictably, and on-time – at high levels of customer satisfaction – while serving them remotely.

We ended the first quarter with 5,039 customers live on the Dayforce platform, a net increase of 133 customers since the fourth quarter. And, as we continue to support larger customers at scale, trailing twelve-month Dayforce recurring revenue per customer for the same period was $101,230, up 12%* year-over-year. And incremental Dayforce recurring revenue per customer for the same period increased by 22% to $188,909.*

During the quarter, we took live some notable companies, including:

•

A large systems integrator and global innovator of information technology and business services with 17,000 employees, which was seeking a flexible and scalable payroll solution with best-in-class compliance. The nine-month implementation went smoothly, and the customer is already planning to build on their payroll foundation and expand into other modules and countries.

•

An automation solutions and digital transformation software provider, with native Dayforce HR, payroll, time, benefits and talent across 1,500 employees in US, Canada, UK, Ireland, and Australia. The next phase of the implementation is set to kick off with more than 25 countries and another 1,000 employees utilizing our local Dayforce payroll solutions alongside HR, time, and talent.

•

A menswear retail company, based in Australia and New Zealand (ANZ), with 4,000 employees across 500 stores. The company activated native Dayforce payroll, workforce management, and talent modules across ANZ, pivoting from on-site to remote implementation amidst the ever-changing global pandemic.

Together with our partner ecosystem, we continue to take customers live quickly, predictably, and on-time – at high levels of customer satisfaction – while serving them remotely

Sales highlights

Our reputation for simplifying technology environments and rationalizing legacy platforms with our modern, single database, single rules engine solution, is driving strong demand for Dayforce.

In North America during the first quarter, we had continued success across enterprise and large enterprise markets, and in retail and services verticals, including:

*Excluding float revenue, Ascender revenue, and COVID-19 volume impact, on a constant currency basis

A Fortune 100 healthcare technology company that provides health insurance globally selected Dayforce to support its rapid growth strategy.

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With 65,000 employees and plans to scale, the company will leverage Dayforce to ease the burden of regulatory compliance and allow for real-time auditing of payroll data through a unified system.

•

A U.S. national discount grocer with 1,300 stores and 8,000 employees chose to partner with Ceridian for a full-suite HCM solution. Dayforce will help the company manage compliance while also providing an intuitive user experience to its growing workforce.

•

A U.S. national provider of laundry management services that operates in more than 20 states and employs over 3,000 associates selected Dayforce as a full-suite HCM solution with managed payroll and benefits. Dayforce will help the company overcome the challenges of managing its growing workforce while mitigating risk and easing compliance.

•

A multinational infrastructure group that provides construction services, support services, and infrastructure investments selected Dayforce to drive lean, efficient, and compliant HCM processes for its 6,000 North American employees. The company will use Dayforce for payroll, workforce management, compensation, and document management.

•

One of North America’s largest fashion houses with 11,000 employees in Canada and the U.S. chose Dayforce to streamline multiple systems into a unified solution for HR, benefits, payroll, workforce management, and learning. The company needed a partner with proven expertise processing payroll in both Canada and the U.S. to help them navigate compliance and regulatory changes efficiently. Our strategy to serve local customers in new geographies and to service global multinationals is driving global sales.

•

A full-service grocery retailer with 200 stores and 19,000 employees selected Dayforce as a unified solution to pay and manage its growing workforce. The company realized how the strength of Ceridian’s workforce management

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offering could provide a robust, unified system for pay and time at scale.

We continue to broaden our global reach as we invest behind our recent acquisitions in APJ. Our key global wins during the first quarter included:

•

A leading multinational consumer goods company listed on the FTSE 100 with over 33,000 employees globally chose Dayforce to support its growth and transformation in the APJ region. The company will leverage global managed payroll and workforce management to achieve operational efficiencies, ease compliance, and provide improved cost control for each of its APJ markets. We believe this deal exemplifies Ceridian’s enhanced capability in the APJ region following our acquisition of Excelity.

•

As a result of successful implementations in France, Germany, Spain, and Canada, a global automotive parts manufacturer with over 24,000 employees chose to expand its partnership with Ceridian. The company selected Dayforce as its organization-wide HR and payroll system of record. The company is also expanding its use of talent management globally, and adding workforce management in Canada, the U.S., and Mexico. We believe this win demonstrates the strength of Dayforce as a unified system for large enterprise companies.

•

One of the world’s leading producers of fiber-based packaging, pulp and paper chose Dayforce to support the spin-off of its 7,300-employee office paper division. The company needed a partner who could meet its accelerated timelines for go-live, in addition to providing outsourced services due to the smaller size of the spin-off company’s HR team. The company will leverage Dayforce globally as its HR system of record, and for recruiting. It will also implement payroll in the U.S., China, and Mexico, in addition to workforce management and benefits in the U.S.

•	A global metal recycling company with 3,500 employees chose Dayforce to support its growth goals and manage its talent efficiently. Dayforce will replace an outdated UK payroll system, and

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unify HR, payroll, workforce management, and talent management in a single system. We believe this win demonstrates not only the strength of Dayforce’s robust time and pay technology, but the value of a platform built to bring these capabilities together within a truly single system.

Marketing highlights

We continue to shift our demand creation investments toward higher efficiency digital strategies, most notably an increase in virtual events and digital marketing. In March, we held a virtual HCM Summit, and it was the largest attendance at an HCM Summit in our history, with over 700 attendees. The dollar value of pipeline attending this event was double our previous largest HCM Summit, partially due to larger prospects. A significant proportion of the opportunities were from companies in our Enterprise or large Enterprise segments, which we define as customers with more than 3,500 employees. Since the event, we have had immediate success closing opportunities, with 15% of the annual contract value present at the event closed within one month of the event.

We continue to shift our demand creation investments toward higher efficiency digital strategies, most notably an increase in virtual events and digital marketing

We also continue to see positive impact from our annual INSIGHTS conference, which was held virtually in November 2020. Approximately half of our first quarter 2021 sales had attended one of our virtual events, either INSIGHTS or a virtual HCM Summit. These digital strategies are allowing us to reach a broader audience at a fraction of the cost of a live event, and we believe we are well positioned for continued sales success in 2021.

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Product Innovation

We believe in the power of innovation to make a better world and to deliver value to our customers.

Our pace of innovation remains an important differentiator for us as we continue to deliver new functionality that builds on Dayforce’s core always-on payroll engine and our single database. Under the leadership of Joe Korngiebel, who joined us last August as Chief Product & Technology Officer, the focus of our product innovation agenda is on enhancements that deliver enjoyable HCM experiences and insights that provide competitive advantage for customers and users alike.

One of the experiences that is exciting both customers and users is Dayforce Wallet, which is transforming the traditional pay day. Too many people, across the globe, are living paycheck to paycheck. Up until now, the options for these workers have been few and expensive, with the fees on some payday loans equivalent to an annual percentage rate of almost 400% for a two-week period.

Our pace of innovation remains an important differentiator for us as we continue to deliver new functionality that builds on Dayforce’s core always-on payroll engine and our single database

With that in mind, it is not surprising that we continue to see strong market demand for Dayforce Wallet. At the end of the quarter, we had more than 150 customers already using the product and over 450 customers signed. In April, we launched in Canada, and already have more than 40 customers signed.

Individual customers are seeing rolling growth in user adoption and usage. Attach rates to new sales have been approximately 80%. Customers are telling us that Dayforce Wallet is having a positive impact on their recruiting efforts, and they are experiencing lower voluntary turnover among those employees using Wallet.

Throughout 2021, we will continue to introduce new features into Dayforce Wallet to increase employee adoption and drive Dayforce sales.

Summary

Twelve months ago, during a period of profound uncertainty at the beginning of the pandemic, I shared my first stockholder letter with you. I said that, despite the real economic headwind we were all facing, we believed Ceridian had underlying momentum in the business, and was well-positioned to gain share and drive scale coming out of the crisis. We committed to continue investing in the growth of Dayforce by remaining laser focused on delivering against our growth strategy.

And that is exactly what we have done. Thanks to the extraordinary efforts of our employees, our business today is scalable, stronger, more resilient, and much better diversified by sector, geography, and product. We believe we are exceptionally well-positioned to lead, to capture share, and to drive long-term sustainable growth.

In summary, during the first quarter of 2021, our execution was strong across geographies, and our financial performance exceeded expectations.

Looking ahead, our strong balance sheet and the resilience we are seeing in our customer base – both in terms of employees returning to offices and in their desire to invest and lean into digital solutions that can seamlessly navigate this new future of work – give us tremendous confidence.

Throughout 2021, we will continue to invest in the growth of Dayforce to help our customers drive scale and lead their industries as they too come out of the crisis. By delivering value to our customers, we will make work life better for all and deliver value to you: our fellow stockholders.

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Noémie Heuland
EVP and Chief Financial Officer

From the CFO

The quarterly financial highlights and business outlook below are on a year-over-year basis and reported in U.S. dollars, unless otherwise stated.

Revenue

While we continue to see pandemic related headwinds, our financial performance in the first quarter of 2021 was strong:

•	Dayforce recurring revenue increased by $17.2 million, or 13%, to $145.3 million. Excluding float revenue Dayforce recurring revenue increased by 21%, or 19% on a constant currency basis.
•	Dayforce revenue increased by $13.3 million, or 8%, to $182.1 million. Excluding float revenue and on a constant currency basis, Dayforce revenue increased by 11%.
•

Revenue from Powerpay, our solution for small businesses in Canada, declined by $1.5 million, or 7%, to $20.6 million. Excluding float revenue and on a constant currency basis, Powerpay revenue declined by 9%.

•	Cloud revenue, which includes both Dayforce and Powerpay, increased by $11.8 million, or 6%, to $202.7 million. Excluding float revenue and on a constant currency basis, Cloud revenue increased by 9%.
•	Total revenue increased by $11.8 million, or 5%, to $234.5 million. Excluding float revenue and on a constant currency basis, total revenue increased by 8%.

Our first quarter results included $6.7 million of Ascender revenue, of which $1.8 million was recognized in Dayforce recurring revenue, $0.3 million was recognized in Dayforce professional services and other revenue, and $4.6 million was recognized in Bureau revenue.

The average float balance for our customer funds during the first quarter increased 6% to $4,332 million, compared to $4,093 million in the first quarter last year. The average yield on our float balance was 1.02% during the first quarter, a decline of 91 basis points compared to the average yield in the first quarter last year. The decline was primarily attributable to reductions in the U.S. Federal Reserve federal funds rate of 150 basis points in the first quarter of 2020, as well as a reduction in the Bank of Canada overnight rate target of 150 basis points in the first quarter of 2020. As a result, float revenue from invested customer funds was $10.7 million in the first quarter, compared to $19.6 million in the first quarter last year. The allocation of first quarter 2021 float revenue to Dayforce and Cloud revenue was $7.7 million and $9.6 million, respectively.

Impact of COVID-19

As anticipated, the COVID-19 pandemic has had an adverse impact on revenue during the first quarter, primarily in the form of lower employment levels at our customers, lower float revenue resulting from reductions in the U.S. Federal Reserve federal funds rate and the Bank of Canada overnight rate target, lower average float balances, and lower demand for professional services.

We estimate that lower employment levels at our customers adversely affected first quarter revenue by approximately $7.5 million, of which approximately $6 million was related to Dayforce and approximately $1.5 million was related to Powerpay.

In addition, we estimate the impact of lower float revenue from reductions in interest rates and lower average float balances was approximately $9 million.

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We believe that our ability to earn float revenue on invested customer funds is a positive aspect of our business model. Insofar as market investment rates return to pre-pandemic levels, we believe there is opportunity for high-margin float revenue to increase and provide a tailwind to future revenue growth and cash flow. Based on current market conditions, portfolio composition, and investment practices, a 100-basis point increase in market investment rates would result in an approximately $19 million increase in float revenue, and an approximately $12 million increase in cash flow, over the ensuing twelve-month period.

Gross margin

In the first quarter of 2021, Cloud recurring gross margin was 72.2%, compared to 72.6% in the first quarter last year. Excluding float revenue, Cloud recurring gross margin expanded by 120 basis points despite an approximate $7.5M headwind from lower employment levels due to the pandemic at Dayforce and Powerpay customers. Professional services and other margin was (16.1)%, compared to (3.4)% in the first quarter last year, reflecting lower revenue from clocks shipments of approximately $2 million. In the first quarter last year, revenue from clocks shipments was the largest in our history.

Earnings per share

Net loss in the first quarter of 2021 was $(19.2) million, or $(0.13) per diluted share, compared to net income of $8.6 million, or $0.06 per diluted share, in the first quarter of last year. The difference is primarily due to higher share-based compensation, lower float revenue, lower revenue from employment impacts to our customers from the COVID-19 pandemic, and costs associated with the acquisition of Ascender. Adjusted net income in the first quarter of 2021 was $13.5 million, or $0.09 per diluted share, compared to $22.0 million, or $0.15 per diluted share, in the first quarter of last year.

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Adjusted EBITDA

Adjusted EBITDA declined by 19% to $44.5 million in the first quarter of 2021. Excluding float revenue, Adjusted EBITDA declined by 5%, and Adjusted EBITDA margin contracted by 240 basis points, reflecting adverse effects of the COVID-19 pandemic on our revenue and continued investment in product development and sales and marketing.

Our first quarter Adjusted EBITDA included $0.4 million from Ascender.

Also included as an adjustment to Adjusted EBITDA this quarter, for the first time, are the incremental costs associated with our planned termination of the frozen U.S. pension plan. In October 2020, we contributed $105 million to our largest U.S. pension plan, which represented $17 million of required minimum contributions and $88 million of voluntary contributions. At the same time, we began the process to terminate the pension plan, which includes modifying our investment strategy to protect the now fully funded plan status. We believe this process will be completed over the next 18 months.

Balance sheet and liquidity

As of March 31, 2021, we had cash and equivalents of $340 million, and availability under our revolving credit facility of $300 million.

In March, we completed an offering of $575 million in senior unsecured convertible notes. The notes bear interest at a coupon rate of 0.25% per annum, a conversion premium of approximately 47.5%, and mature in March 2026. In connection with the pricing of the notes, we entered into privately negotiated capped call transactions with various affiliates and financial institutions, which serves to increase the conversion premium to approximately 100%.

After the cost of the offering and the cost of the capped call transactions, we received net proceeds of approximately $517 million. We used the proceeds from the issuance of the Notes to fund the acquisition of Ascender in March 2021, with the remaining proceeds to be used for general corporate purposes, which may include potential investments in businesses or acquisitions of companies that we may identify in the future.

Including our term loan and convertible notes, our total debt balance was $1,248 million as of March 31, 2021.

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Business Outlook

Second quarter 2021 guidance

Based on information available to us as of May 5, 2021, we are issuing the following guidance for the second quarter of 2021:

•

Dayforce recurring revenue of $148 million to $149 million, or an increase of approximately 25% to 26% on a GAAP basis and 22% to 23% on a constant currency basis. Excluding float revenue, Dayforce recurring revenue is expected to grow approximately 28% to 29% on a GAAP basis and 25% to 26% on a constant currency basis.

•

Dayforce revenue of $184 million to $186 million, or an increase of approximately 21% to 23% on a GAAP basis and 19% to 20% on a constant currency basis. Excluding float revenue, Dayforce revenue is expected to grow approximately 24% to 25% on a GAAP basis and 21% to 22% on a constant currency basis.

•

Cloud revenue of $203 million to $206 million, or an increase of approximately 21% to 23% on a GAAP basis and 18% to 19% on a constant currency basis. Excluding float revenue, Cloud revenue is expected to grow approximately 23% to 25% on a GAAP basis and 20% to 22% on a constant currency basis.

•

Total revenue of $236 million to $240 million, or an increase of approximately 23% to 25% on a GAAP basis and 20% to 22% on a constant currency basis. Excluding float revenue, total revenue is expected to grow approximately 25% to 27% on a GAAP basis and 22% to 24% on a constant currency basis.

•	Float revenue of approximately $7 million within Dayforce revenue, $9 million within Cloud revenue, and $10 million within total revenue.
•	Adjusted EBITDA of $27 million to $31 million.

We have not reconciled the Adjusted EBITDA range for the second quarter of 2021 to the directly comparable GAAP financial measure because applicable information for the future period, on which this reconciliation would be based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, share-based compensation expense and related employer taxes, changes in foreign currency exchange rates, and other items.

Full Year 2021 outlook

In the second half of 2021, we expect Dayforce recurring revenue growth, excluding float revenue, to be above 29% compared to the second half of 2020. This guidance includes Ascender revenue and the continued recovery in employment levels beginning in July 2021 and continuing through the end of 2021.

For the full year 2021, we expect total revenue to exceed $1 billion.

In addition, we expect full year 2021 Adjusted EBITDA margin between 15% and 16%.

As a result of the issuance of $575 million of convertible notes, we now expect full year 2021 interest expense of approximately $35 million, an increase of approximately $15 million compared to our previous expectations. With the convertible notes carrying a coupon of only 0.25%, the majority of the increased interest expense is non-cash and recorded as amortization of debt discount. However, we do expect a negative impact of approximately $0.10 to EPS and Adjusted EPS compared to our previous expectations.

Dayforce

Previously, we had estimated a negative impact to Dayforce recurring revenue in the first quarter of 2021 between $6 and $7 million as a result of lower employment levels at our customers. During the first quarter of 2021, we observed a $6 million impact to our Dayforce recurring revenue, in line with our expectations.

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In the second quarter of 2021 guidance, our guidance assumes a negative impact of approximately $6 million to our Dayforce recurring revenue, which would represent no improvement or reduction in employment levels at our customers compared to the first quarter of 2021.

Powerpay

Previously, we had estimated a negative impact to Powerpay recurring revenue in the first quarter of 2021 of approximately $3 million as a result of lower payroll processing at our customers. During the first quarter of 2021, we observed a $1.5 million impact to our Powerpay recurring revenue, as the impact of lockdowns in Canada was less than anticipated.

In the second quarter of 2021, our guidance assumes a negative impact of approximately $1.5 million to our Powerpay recurring revenue, which would represent no improvement or reduction in employment levels at our customers compared to the first quarter of 2021.

Foreign exchange impacts

Our 2021 guidance assumes an average U.S. dollar to Canadian dollar foreign exchange rate of $1.27, compared to an average rate of $1.39 in the second quarter of 2020 and $1.34 for the full year of 2020.

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Ceridian HCM Holding Inc.

Condensed consolidated balance sheets

(Dollars in millions, except share data)

	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and equivalents	$339.6	$188.2
Restricted cash	2.0	—
Trade and other receivables, net	122.5	101.1
Prepaid expenses and other current assets	84.1	73.9
Total current assets before customer funds	548.2	363.2
Customer funds	4,284.0	3,759.4
Total current assets	4,832.2	4,122.6
Right of use lease asset	35.4	27.9
Property, plant, and equipment, net	142.2	136.4
Goodwill	2,311.5	2,031.8
Other intangible assets, net	311.2	195.0
Other assets	166.3	187.6
Total assets	$7,798.8	$6,701.3
Liabilities and equity
Current liabilities:
Current portion of long-term debt	$8.2	$7.2
Current portion of long-term lease liabilities	14.9	10.5
Accounts payable	42.5	38.9
Deferred revenue	43.7	24.4
Employee compensation and benefits	47.3	64.6
Other accrued expenses	26.6	20.5
Total current liabilities before customer funds obligations	183.2	166.1
Customer funds obligations	4,237.3	3,697.8
Total current liabilities	4,420.5	3,863.9
Long-term debt, less current portion	1,115.4	660.6
Employee benefit plans	23.7	24.4
Long-term lease liabilities, less current portion	40.8	33.6
Other liabilities	39.1	20.6
Total liabilities	5,639.5	4,603.1
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par, 500,000,000 shares authorized, 148,913,387 and 148,571,412 shares issued and outstanding, respectively	1.5	1.5
Additional paid in capital	2,685.3	2,606.5
Accumulated deficit	(253.0)	(233.8)
Accumulated other comprehensive loss	(274.5)	(276.0)
Total stockholders’ equity	2,159.3	2,098.2
Total liabilities and equity	$7,798.8	$6,701.3

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Ceridian HCM Holding Inc.

Condensed consolidated statements of operations

(Unaudited, dollars in millions, except share and per share data)

	Three months ended March 31,
	2021	2020

Revenue:
Recurring	$196.0	$181.5
Professional services and other	38.5	41.2
Total revenue	234.5	222.7
Cost of revenue:
Recurring	59.7	52.2
Professional services and other	44.7	42.6
Product development and management	25.8	17.6
Depreciation and amortization	11.1	9.8
Total cost of revenue	141.3	122.2
Gross profit	93.2	100.5
Selling, general, and administrative	95.6	74.2
Operating (loss) profit	(2.4)	26.3
Interest expense, net	5.6	6.9
Other expense, net	4.6	2.6
(Loss) income before income taxes	(12.6)	16.8
Income tax expense	6.6	8.2
Net (loss) income	$(19.2)	$8.6
Net (loss) income per share:
Basic	$(0.13)	$0.06
Diluted	$(0.13)	$0.06
Weighted-average shares outstanding:
Basic	148,716,050	144,645,325
Diluted	148,716,050	151,178,498

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Ceridian HCM Holding Inc.

Condensed consolidated statements of cash flows

(Unaudited, dollars in millions)

	Three months ended March 31,
	2021	2020

Net (loss) income	$(19.2)	$8.6
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Deferred income tax benefit	0.6	4.1
Depreciation and amortization	15.0	11.8
Amortization of debt issuance costs and debt discount	1.1	0.3
Provision for doubtful accounts	0.4	0.5
Net periodic pension and postretirement cost	2.2	0.8
Non-cash share-based compensation	22.8	12.5
Other	1.1	0.3
Changes in operating assets and liabilities excluding effects of acquisitions and divestitures:
Trade and other receivables	(8.1)	(4.5)
Prepaid expenses and other current assets	(7.1)	(7.5)
Accounts payable and other accrued expenses	(2.1)	(2.0)
Deferred revenue	4.9	2.1
Employee compensation and benefits	(24.7)	(26.4)
Accrued interest	0.4	—
Accrued taxes	8.6	0.9
Other assets and liabilities	(0.4)	(0.1)
Net cash (used in) provided by operating activities	(4.5)	1.4
Cash Flows from Investing Activities
Purchase of customer funds marketable securities	(148.5)	(24.6)
Proceeds from sale and maturity of customer funds marketable securities	97.4	49.5
Expenditures for property, plant, and equipment	(3.4)	(4.9)
Expenditures for software and technology	(11.9)	(10.7)
Acquisition costs, net of cash and restricted cash acquired	(338.3)	—
Net cash (used in) provided by investing activities	(404.7)	9.3
Cash Flows from Financing Activities
Decrease in customer funds obligations, net	513.2	480.8
Proceeds from issuance of common stock under share-based compensation plans	11.3	11.4
Repayment of long-term debt obligations	(1.3)	(2.7)
Proceeds from revolving credit facility	295.0	—
Repayment of revolving credit facility	(295.0)	—
Proceeds from issuance of convertible senior notes, net of issuance costs	561.8	—
Purchases of capped calls related to convertible senior notes	(45.0)	—
Net cash provided by financing activities	1,040.0	489.5
Effect of exchange rate changes on cash, restricted cash, and equivalents	3.4	(14.5)
Net increase in cash, restricted cash, and equivalents	634.2	485.7
Cash, restricted cash, and equivalents at beginning of period	2,228.5	1,658.6
Cash, restricted cash, and equivalents at end of period	$2,862.7	$2,144.3
Reconciliation of cash, restricted cash, and equivalents to the condensed consolidated balance sheets
Cash and equivalents	$339.6	$255.3
Restricted cash	2.0	—
Restricted cash and equivalents included in customer funds	2,521.1	1,889.0
Total cash, restricted cash, and equivalents	$2,862.7	$2,144.3

16	|	Q1 2021 Stockholder letter

Ceridian HCM Holding Inc.

Revenue financial measures

(Unaudited)

	Three months ended March 31,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2021	2020	2021 vs. 2020		2021 vs. 2020
	($ in millions)
Revenue:
Dayforce recurring, excluding float	$137.6	$114.0	20.7%	1.5%	19.2%
Dayforce float	7.7	14.1	(45.4)%	0.7%	(46.1)%
Total Dayforce recurring	145.3	128.1	13.4%	1.4%	12.0%
Powerpay recurring, excluding float	18.4	19.0	(3.2)%	5.2%	(8.4)%
Powerpay float	1.9	2.8	(32.1)%	3.6%	(35.7)%
Total Powerpay recurring	20.3	21.8	(6.9)%	5.0%	(11.9)%
Total Cloud recurring	165.6	149.9	10.5%	2.0%	8.5%
Dayforce professional services and other	36.8	40.7	(9.6)%	2.2%	(11.8)%
Powerpay professional services and other	0.3	0.3	(—)%	33.3%	(33.3)%
Total Cloud professional services and other	37.1	41.0	(9.5)%	2.5%	(12.0)%
Total Cloud revenue	202.7	190.9	6.2%	2.1%	4.1%
Bureau recurring, excluding float	29.3	28.9	1.4%	1.4%	(—)%
Bureau float	1.1	2.7	(59.3)%	(—)%	(59.3)%
Total Bureau recurring	30.4	31.6	(3.8)%	1.3%	(5.1)%
Bureau professional services and other	1.4	0.2	600.0%	(—)%	600.0%
Total Bureau revenue	31.8	31.8	(—)%	1.3%	(1.3)%
Total revenue	$234.5	$222.7	5.3%	1.9%	3.4%

Dayforce	$182.1	$168.8	7.9%	1.6%	6.3%
Powerpay	20.6	22.1	(6.8)%	5.4%	(12.2)%
Total Cloud revenue	$202.7	$190.9	6.2%	2.1%	4.1%

Dayforce, excluding float	$174.4	$154.7	12.7%	1.6%	11.1%
Powerpay, excluding float	18.7	19.3	(3.1)%	5.7%	(8.8)%
Cloud revenue, excluding float	193.1	174.0	11.0%	2.1%	8.9%
Cloud float	9.6	16.9	(43.2)%	1.2%	(44.4)%
Total Cloud revenue	$202.7	$190.9	6.2%	2.1%	4.1%

(a)	We have calculated revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

17	|	Q1 2021 Stockholder letter

Ceridian HCM Holding Inc.

Reconciliation of GAAP to Non-GAAP financial measures

(Unaudited)

The following tables present a reconciliation of our reported results to our non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income for all periods presented:

	Three months ended March 31,
	2021	2020
	($ in millions)
Net (loss) income	$(19.2)	$8.6
Interest expense, net	5.6	6.9
Income tax expense	6.6	8.2
Depreciation and amortization	15.0	11.8
EBITDA (a)	8.0	35.5
Foreign exchange loss	1.9	1.8
Share-based compensation (b)	23.0	12.7
Severance charges (c)	2.1	4.0
Restructuring consulting fees (d)	7.8	1.5
Other non-recurring charges (e)	1.7	(0.3)
Adjusted EBITDA	$44.5	$55.2
Adjusted EBITDA margin	19.0%	24.8%

(a)	We define EBITDA as net income or loss before interest, taxes, and depreciation and amortization.
(b)	Represents share-based compensation expense and related employer taxes.
(c)	Represents costs for severance compensation paid to employees whose positions have been eliminated or who have been terminated not for cause.
(d)

Represents consulting fees and expenses incurred during the periods presented in connection with any acquisition, investment, disposition, recapitalization, equity offering, issuance or repayment of debt, issuance of equity interests, or refinancing.

(e)

Represents (1) in 2021 the difference between the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status, (2) charges of $0.3 million during 2021 related to the abandonment of certain leased facilities, and (3) recovery in 2020 of duplicate payments associated with an isolated service incident.

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	Three months ended March 31, 2021
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring	$59.7	$2.3	$0.7	$—	$—	$56.7
Professional services and other	44.7	1.9	—	—	—	42.8
Product development and management	25.8	3.1	0.2	—	—	22.5
Depreciation and amortization	11.1	—	—	—	—	11.1
Total cost of revenue	141.3	7.3	0.9	—	—	133.1
Sales and marketing	46.1	2.8	0.8	—	—	42.5
General and administrative	49.5	12.9	0.4	8.1	—	28.1
Operating (loss) profit	(2.4)	23.0	2.1	8.1	—	30.8
Other expense, net	4.6	—	—	3.3	—	1.3
Depreciation and amortization	15.0	—	—	—	—	15.0
EBITDA	$8.0	$23.0	$2.1	$11.4	$—	$44.5
Net (loss) income	$(19.2)	$23.0	$2.1	$11.4	$(3.8)	$13.5
Net (loss) income per share- basic (c)	$(0.13)	$0.15	$0.01	$0.09	$(0.03)	$0.09
Net (loss) income per share- diluted (c)	$(0.13)	$0.15	$0.01	$0.08	$(0.02)	$0.09

(a)

Other includes foreign exchange loss, restructuring consulting fees, the difference between the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status, and charges related to the abandonment of certain leased facilities.

(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)

GAAP basic and diluted net income per share are calculated based upon 148,716,050 weighted-average shares of common stock, and Adjusted basic and diluted net income per share are calculated based upon 148,716,050 and 155,130,391 weighted-average shares of common stock, respectively.

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	Three months ended March 31, 2020
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring	$52.2	$0.8	$0.8	$—	$—	$50.6
Professional services and other	42.6	0.5	0.8	—	—	41.3
Product development and management	17.6	0.9	0.3	—	—	16.4
Depreciation and amortization	9.8	—	—	—	—	9.8
Total cost of revenue	122.2	2.2	1.9	—	—	118.1
Sales and marketing	40.7	2.2	0.8	—	—	37.7
General and administrative	33.5	8.3	1.3	1.2	—	22.7
Operating profit	26.3	12.7	4.0	1.2	—	44.2
Other expense, net	2.6	—	—	1.8	—	0.8
Depreciation and amortization	11.8	—	—	—	—	11.8
EBITDA	$35.5	$12.7	$4.0	$3.0	$—	$55.2
Net income	$8.6	$12.7	$4.0	$3.0	$(6.3)	$22.0
Net income per share- basic (c)	$0.06	$0.08	$0.03	$0.02	$(0.04)	$0.15
Net income per share- diluted (c)	$0.06	$0.08	$0.03	$0.02	$(0.04)	$0.15

(a)	Other includes foreign exchange loss, restructuring consulting fees, and recovery of duplicate payments.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 144,645,325 and 151,178,498 weighted-average shares of common stock, respectively.

20	|	Q1 2021 Stockholder letter

Use of Non-GAAP financial measures

We use certain non-GAAP financial measures in this stockholder letter including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and revenue on a constant currency basis. We believe that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, non-GAAP financial measures, are useful to management and investors as supplemental measures to evaluate our overall operating performance. Adjusted EBITDA and Adjusted EBITDA margin are components of our management incentive plan and are used by management to assess performance and to compare our operating performance to our competitors. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to exclude foreign exchange gain (loss), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges. Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of total revenue. Adjusted net income is defined as net income (loss), as adjusted to exclude foreign exchange gain (loss), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges, all of which are adjusted for the effect of income taxes. Management believes that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are helpful in highlighting management performance trends because Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income exclude the results of decisions that are outside the normal course of our business operations.

Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income should not be considered as alternatives to net income (loss), earnings (loss) per share, or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income should not be construed to imply that our future results will be unaffected by similar items to those eliminated in this presentation. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are included in this discussion because they are key metrics used by management to assess our operating performance.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are not defined under GAAP, are not measures of net income (loss) or any other performance measures derived in accordance with GAAP, and are subject to important limitations. Our use of the terms Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

In evaluating Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

We present revenue on a constant currency basis to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, which we believe is useful to management and investors. We calculate revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period. Dayforce recurring revenue per customer is calculated on a constant currency basis by applying the prior year average exchange rate to all comparable periods.

21	|	Q1 2021 Stockholder letter

Forward-looking statements

This stockholder letter contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this stockholder letter are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements in this stockholder letter include statements relating to the fiscal year of 2021, as well as those relating to future growth initiatives. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. The forward-looking statements contained in this stockholder are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you consider this stockholder letter, you should understand that these statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). These risks and uncertainties include, but are not limited to, the following:

•	the impact of the Coronavirus disease 2019 (“COVID-19”) pandemic on our business, operations, and financial results;
•	our inability to manage our growth effectively or execute on our growth strategy;
•	our inability to successfully expand our current offerings into new markets or further penetrate existing markets;
•	our failure to provide new or enhanced functionality and features;
•	significant competition in the market in which our solutions compete;
•	our failure to manage our aging technical operations infrastructure;
•	system breaches, interruptions or failures, including cyber-security breaches, identity theft, or other disruptions that could compromise customer information or sensitive company information;
•

our failure to comply with applicable privacy, security, data, and financial services laws, regulations and standards, including our ongoing consent order with the Federal Trade Commission regarding data protection;

•	our failure to properly update our solutions to enable our customers to comply with applicable laws;
•	changes in regulations governing financial services, privacy concerns, and laws or other domestic or foreign data protection regulations;
•	our inability to maintain necessary third party relationships, and third party software licenses, and identify errors in the software we license;
•	our inability to offer and deliver high-quality technical support, implementation and professional services;
•	our inability to attract and retain key executive officers and highly skilled employees;
•	the impact of our outstanding debt obligations on our financial condition, results of operations, and value of our common stock; or
•	other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time,

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and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements. In addition to any factors and assumptions set forth above in this stockholder letter, the material factors and assumptions used to develop the forward-looking information include, but are not limited to: the general economy remains stable; the competitive environment in the HCM market remains stable; the demand environment for HCM solutions remains stable; our implementation capabilities and cycle times remain stable; foreign exchange rates, both current and those used in developing forward-looking statements, specifically USD to CAD, remain stable at, or near, current rates; we will be able to maintain our relationships with our employees, customers and partners; we will continue to attract qualified personnel to support our development requirements and the support of our new and existing customers; and that the risk factors noted above, individually or collectively, do not have a material impact on the company. Any forward-looking statement made by us in this stockholder letter speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Ceridian HCM Holding Inc.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

Ceridian. Makes Work Life Better™

23	|	Q1 2021 Stockholder letter